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                                                                    EXHIBIT 5.1

                      [Lindquist & Vennum P.L.L.P. Letterhead]




                                   June 12, 1998



Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001


          Re:  Registration Statement on Form S-4, as Amended

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Community First Bankshares, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer and sale from time to time of up to 4,438,207 shares of common stock, $.01 par value, of the Company (the "Common Stock"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

          1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

          2. The shares of Common Stock being offered by the Company are duly authorized and, when issued and when paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable Common Stock of the Company.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.


                                          Very truly yours,

                                   /s/ LINDQUIST & VENNUM P.L.L.P.


cc:  Patrick Delaney
     Mark A. Anderson